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THE QUIGLEY CORPORATION
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On May 18, 2009, The Quigley Corporation issued the following press release.

Press Release Source: The Quigley Corporation

The Quigley Corporation Announces Update on Strategic Alternatives and Commitment to Additional Review of Current Cost Structure

On Monday May 18, 2009, 4:50 pm EDT

DOYLESTOWN, Pa., May 18 /PRNewswire-FirstCall/ -- The Quigley Corporation, (Nasdaq: QGLY), www.quigleyco.com, today announced an update on the Company's possible alternative strategies going forward following the Company's recent announcement regarding the unexpected positive finding for its QR-333 (Diabetic Peripheral Neuropathy) compound during the recently completed Phase 11b clinical trial. While the complete statistical results of the trial are awaited, the Company's Board of Directors and management will immediately initiate a process to explore and evaluate various strategic and financial alternatives available, with the goal to maximize stockholder value.

The possible options being considered by the Company currently include, licensing, joint venture, and if beneficial to the stockholders, the sale of the Pharma division. In addition, the Company will be actively considering the separation of the OTC and Pharma assets to further explore all means of maximizing stockholder value. In order to properly evaluate these options, the Company is in the process of retaining a nationally recognized investment banker to serve as its financial advisor in connection with this process.

The Company also confirmed today that in addition to the consolidation process currently underway at its manufacturing facility, Quigley Manufacturing Inc., it is committed to implementing further cost reductions particularly in the area of compensation for certain executives and other operating areas as deemed necessary. The cost reduction has become necessary due to reduced performance of the Company's OTC segment of the business which is reflective of the broad downturn in consumer spending on this category of goods.

Guy J. Quigley, Chairman, Chief Executive Officer and President of The Quigley Corporation, stated, "As we continue to implement our long-term strategic plan and work to realize the potential of Pharma's QR-333 compound to treat Diabetic Peripheral Neuropathy and other formulations currently under development by the Company's Pharma division, management and our Board of Directors have determined that we should examine all potential means for maximizing value for our stockholders. Due to the current broad economic decline in the overall HBC category (Health and Beauty Care) marketplace, in both dollar and unit sales, a segment of the market into which cold remedies such as COLD-EEZE falls, we foresee no sign of immediate improvement. Therefore, we are taking the additional steps announced today to more closely align our operating costs with the current decreased level of demand for the Company OTC products."

The Company cautions that there can be no assurance that the exploration of strategic alternatives will result in any specific transaction. The Company does not expect to disclose further developments regarding the process until the completion of the strategic alternatives review and a decision by the Board of Directors regarding a transaction or course of action.

CONTACT:

Gerard M. Gleeson The Quigley Corporation Vice President, CFO (215) 345-0919	Mark Harnett / Bob Marese MacKenzie Partners, Inc. (212) 929-5500 Quigley@mackenziepartners.com	Carl Hymans G. S. Schwartz & Co. 212-725-4500 carlh@schwartz.com